NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (“Agreement”) is made and entered into as of October 6, 2006 by and among Small World Kids, Inc., a Nevada corporation (the “Parent”), SMALL WORLD TOYS, a California corporation (“Subsidiary”) (the Parent and the Subsidiary, each a “Company” and collectively the “Companies”), HONG KONG LEAGUE CENTRAL CREDIT UNION, a Hong Kong Credit Union (“HKLCCU”), KERSHAW MACKIE & COMPANY, a sole proprietorship (“KM & Co.”) (SBI and KM & Co., each a “Purchaser” and collectively the “Purchasers”), and SBI ADVISORS, LLC, a California limited liability company, in its capacity as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”).

RECITALS

A. Companies are willing to sell to HKLCCU a note (the “HKLCCU Note”) in the face amount of $302,500 (the “HKLCCU Face Amount”) with an investment amount of $275,000 (the “HKLCCU Investment Amount”), upon the terms and subject to the conditions set forth in this Agreement.

B. The Companies are willing to sell to KM & Co. a note (the “KM & Co. Note”) in the face amount of $27,500 (the “KM & Co. Face Amount”) with an investment amount of $25,000 (the “KM & Co. Investment Amount”), upon the terms and subject to the conditions set forth in this Agreement.

C. For purposes of this Agreement, the term “Notes” refers collectively to the HKLCCU Note and the KM & Co. Note, the term “Face Amount” means the aggregate of the HKLCCU Face Amount and the KM & Co. Face Amount, and the term “Investment Amount” means the aggregate of the HKLCCU Investment Amount and the KM & Co. Investment Amount.

D. Purchasers desire to purchase the Notes from the Companies upon the terms and subject to the conditions set forth in this Agreement.

E. The capitalized terms used in this Agreement shall have the meanings assigned to them in Annex A.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Companies, Purchasers and the Administrative Agent hereby agree as follows:

1. Issuance of the Notes.

1.1 Note Terms. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties contained herein, the Companies, in consideration for the receipt of the Investment Amount, agrees to issue to Purchasers, and each Purchaser, severally and not jointly, agrees to purchase and accept from the Companies its Note. Interest on the Face Amount shall accrue and be payable monthly in arrears until March 31, 2008, at which time all accrued and unpaid interest, and the unpaid Face Amount, shall become immediately due and payable. The Notes will be convertible into shares of the Common Stock of the Parent (the “Note Shares”) at $1.10 per share (subject to adjustment). The Notes shall be substantially in the form of Exhibit A.

1.2 Stock Purchase Warrants. Concurrently with the issuance of the Notes, the Companies hereby agree to issue Common Stock Purchase Warrants (each a “Warrant” and collectively, the “Warrants”) as follows:

(a) To Administrative Agent, a Warrant covering 137,500 shares of Parent’s Common Stock with an exercise price of $1.10 per share, and

(b) To KM & Co., a Warrant covering 12,500 shares of Parent’s Common Stock with an exercise price of $1.10 per share.

The Common Stock Purchase Warrants shall be substantially in the form of Exhibit B.

1.3 Closing. The closing of the issuance of the Notes and the Warrants (the “Closing”) shall be held at the offices of Troy & Gould in Los Angeles, California, or at such other location as shall be agreed upon by the parties hereto on or before September 29, 2006. At the Closing, the Companies shall deliver the Notes and the Warrants to Purchasers, and Purchasers shall pay to the Companies their respective Investment Amounts. The date of the Closing is referred to herein as the Closing Date.

2. Security Interest.

2.1 Grant of Security Interest. To secure prompt payment to Purchasers of the Obligations, each Company hereby assigns, pledges and grants to Administrative Agent, for the benefit of Purchasers to the extent of their interests, a continuing security interest in and Lien upon all of the Collateral.

2.2 Perfection of Security Interest. Each Company hereby authorizes Administrative Agent, for the benefit of Purchasers to the extent of their interests, to file any financing statements, continuation statements or amendments thereto that (a) indicate the Collateral (i) as all assets and personal property of such Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment.

2.3 Non-Exclusive License. Each Company hereby grants to Administrative Agent, for the benefit of Purchasers to the extent of their interests, an irrevocable, non-exclusive license (exercisable upon the termination of this Agreement due to an occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to such Company) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by such Company, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded.

3. Purchaser’s Representations and Warranties. Each Purchaser, severally but not jointly, hereby represents and warrants to the Companies as follows:

3.1 Investment Purposes; Compliance With Securities Act. Purchaser is acquiring its Note, and upon conversion thereof, the Note Shares, and the Warrants, and upon exercise thereof, the shares of Common Stock issuable upon such exercise (the “Warrant Shares”) (collectively, the “Securities”) for its own account, for investment only and not with a view towards, or in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the Securities Act of 1933, as amended (the “Securities Act”).

3.2 Accredited Purchaser Status. Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D. Purchaser is a sophisticated purchaser and has such knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment made pursuant to this Agreement.

3.3 Reliance on Exemptions. Purchaser understands the Securities are being offered and sold to in reliance on specific exemptions from the registration requirements of the applicable United States federal and state securities laws and that the Companies are relying upon the truth and accuracy of, and each Purchaser’s compliance with, the representations, warranties, acknowledgments, understandings, agreements and covenants of Purchasers set forth herein in order to determine the availability of such exemptions and the eligibility of Purchasers to acquire the Securities.

3.4 Information. Purchaser and the advisors of the Purchaser, if any, have been furnished with all material information relating to the business, finances and operations of the Company and material information relating to the offer and sale of the Securities that have been requested by the Purchaser. Purchaser and Purchaser’s advisors, if any, have been afforded the opportunity to ask all questions of the Companies as they have in their discretion deemed advisable.

3.5 Transfer or Resale. Purchaser understands that: (i) none of the Securities has been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless either (a) subsequently registered thereunder or (b) Purchaser shall have delivered to the Parent an opinion by counsel reasonably satisfactory to the Parent, in form, scope and substance reasonably satisfactory to the Parent, to the effect that the Note, the Note Shares, the Warrant or the Warrants Shares, as the case may be, to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, and (ii) except as expressly provided herein, neither the Companies nor any other person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

3.6 Authority, Validity and Enforceability. This Agreement has been duly and validly authorized, executed and delivered by Purchaser and is the valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, liquidation, or similar laws relating to, or affecting, generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

4. Representations and Warranties of the Company. Each Company, jointly and severally, hereby represents and warrants to Purchasers as follows:

4.1 Organization and Qualification. It is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdictions or organization. It has the corporate power and authority to own and operate its properties and assets and, insofar as it is or shall be a party thereto, (i) to execute and deliver this Agreement and the Ancillary Agreements, (ii) to issue and sell the Notes and the Notes Shares upon conversion of the Notes, (iii) to issue and sell the Warrants and the Warrant Shares upon exercise of the Warrants, and (iv) to carry out the provisions of this Agreement and the Ancillary Agreements and to carry on its business as presently conducted. It is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature or location of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so has not had, or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2 Capitalization.

(a) The authorized capital stock of the Parent, as of the date hereof, consists of 115,000,000 shares, of which 100,000,000 are share of Common Stock, par value $0.001 per shares, 5,410,575 shares of which are issued and outstand, and 15,000,000 are shares of preferred stock, par value $0.01 per share of which 10,312,703 shares of Class A-1 Preferred Stock are issued and outstanding.

(b) Except as disclosed on Schedule 4.2, other than: (i) the shares reserved for issuance upon the Parent’s stock option plans; and (ii) shares which may be issued pursuant to this Agreement and the Ancillary Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from the Companies of any of its securities. Except as disclosed on Schedule 4.2, neither the offer, issuance or sale of any of the Notes or Warrants or the issuance of any of the Note Shares or Warrant Shares, nor the consummation of any transaction contemplated hereby will result in a change in the price or number of any securities of the Companies outstanding, under anti-dilution or other similar provisions contained in or affecting any such securities.

(c) All issued and outstanding shares of the Companies’ Common Stock and Preferred Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d) The rights, preferences, privileges and restrictions of the shares of Common Stock and Preferred Stock are as stated in the Certificate of Incorporation (the “Charter”) of the Companies. The Note Shares and the Warrant Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Parent’s Charter, the Note Shares and the Warrant Shares will be validly issued, fully paid and non-assessable and will be free of any liens or encumbrances; provided, however, that such Note Shares and Warrant Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

4.3 Authorization; Binding Obligations. All corporate action on its part (including its officers and directors) necessary for the authorization of this Agreement and the Ancillary Agreements, the performance of all of its obligations hereunder and under the Ancillary Agreement on the Closing Date and, the authorization, issuance and delivery of the Notes and the Warrants have been taken or will be taken prior to the Closing Date. This Agreement and the Ancillary Agreements, when executed and delivered and to the extent it is a party there, will be its valid and binding obligations enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditors’ rights; and (ii) general principals of equity that restrict the availability of equitable or legal remedies. The issuance of the Notes and the subsequent conversion of the Notes for the Note Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The issuance of the Warrants and the subsequent exercise of the Warrants for the Warrant Shares is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

4.4 Liabilities. Neither it nor any of its Subsidiaries has any liability, except current liabilities incurred in the ordinary course of business and liabilities disclosed in any Exchange Act Filings.

4.5 Agreements. Except as set forth on Schedule 4.5 or as disclosed in any Exchange Act Filings:

(a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which it or any of its Subsidiaries is a party or to its knowledge by which it is bound which may involve: (i) obligations (contingent or otherwise) of, or payments to, it or any of its Subsidiaries in excess of $50,000 (other than obligations of, or payments to, it or any of its Subsidiaries arising from purchase or sale agreements entered into in the ordinary course of business); or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from it (other than licenses arising from the purchase of “off the shelf” or other standard products); or (iii) provisions restricting the development, manufacture or distribution or its or any of its Subsidiaries’ products or services; or (iv) indemnification by it or any of its Subsidiaries with respect to infringements of proprietary rights.

(b) Since June 30, 2006 (the “Balance Sheet Date”) neither it nor any of its Subsidiaries has: (i) declared or paid any dividend or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed or other liabilities (other than ordinary course obligations) individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate; (iii) made any loans or advances to any Person not in excess, individually or in the aggregate, of $100,000, other than ordinary course advances for travel expenses; or (iv) sold, exchanged or otherwise disposed or any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

4.6 Title to Properties and Assets; Liens, Etc. Except as set forth on Schedule 4.6, it and each of its Subsidiaries has good and marketable title to its and their respective properties and assets, and good title to its and their leasehold interests, in each case subject to no Liens. All facilities, Equipment, Fixtures, vehicles and other properties owned, leased or used by it or any of its Subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Except as set forth on Schedule 4.6, it and each of its Subsidiaries is in compliance with al material terms of each lease to which it is a party or otherwise bound.

4.7 Intellectual Property.

(a) It and each of its Subsidiaries owns or possesses sufficient legal rights to all Intellectual Property necessary for their respective businesses as now conducted and, to its knowledge as presently proposed to be conducted, without any known infringement of the right of others. There are no outstanding options, licenses or agreements of any kind relating to its or any of its Subsidiaries’ Intellectual Property, nor is it or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person other than such licenses or agreements arising from the purchase of “of the shelf” or standard products.

(b) Neither it nor any of its Subsidiaries has received any communication alleging that it or any of its Subsidiaries has violated the Intellectual Property or other proprietary rights or any other Person, nor is it or any of its Subsidiaries aware of any basis therefore.

(c) Neither it nor any of its Subsidiaries believes it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by it or any of its Subsidiaries, except for inventions, trade secrets or proprietary information that have been rightfully assigned to it or any of its Subsidiaries.

4.8 Compliance with Other Instruments. Neither it nor any of its Subsidiaries is in violation or default of (i) any term of its Charter or Bylaws, or (ii) any provisions of any indebtedness, mortgage, indenture, contract, agreement, or instrument to which it is a party or by which it is bound or any judgment, decree, order or writ, which violation or default, in the cause of this clause (ii) has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The execution, delivery and performance of and compliance with this Agreement and the Ancillary Agreements to which it is a party, and the issuance of the Notes and the Warrants and the other Securities each pursuant hereto and thereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term or provision, or result in the creation of any Lien upon any of its or any of its Subsidiary’s properties or assets or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to it or any of its Subsidiaries, their businesses or operations or any of their assets or properties.

4.9 Compliance with Laws; Permits. Neither it nor any of its Subsidiaries is in violation of the Sarbanes-Oxley Act of 2002 or any regulation or rule promulgated thereunder or any rule or regulation related thereto adopted at any time by the Securities and Exchange Commission (the “SEC”) or any other applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registration or declarations are required to be filed in connection with the execution and delivery of this Agreement and any Ancillary Agreement and with the issuance of any of the Securities, except as such as have been duly and validly obtained or file, or with respect to any filings that must be made after the Closing Date, as will be filed in a timely manner. It and each of its Subsidiaries has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.10 SEC Reports. Except as set forth on Schedule 4.10, the Companies have filed all proxy statements, reports and other documents required to be filed by it under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). The Companies have furnished Purchasers with copies of: (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, (ii) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, and (iii) its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 (collectively, the “SEC Reports”). Except as set forth on Schedule 4.10, each SEC Report was, at the time of its filing, in substantial compliance with the requirements of its respective form and none of the SEC Reports, nor the financial statements (and the notes thereto) included in the SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed) and fairly present in all material respects the financial condition, the results of operations and cash flows of the Companies and Subsidiaries, or a consolidated basis, as of, and for, the periods presented in each such SEC Report.

4.11 Absence of Certain Changes. Since June 30, 2006, there has been no material adverse change in the business, properties, operation, financial condition, results of operations or prospects of the Companies.

4.12 Absence of Litigation. Except as set forth on Schedule 4.12, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein.

4.13 Registration Rights. Except as set forth on Schedule 4.13, and except as disclosed in Exchange Act Filings, neither it nor any of its Subsidiaries is presently under any obligation, and neither it nor any of its Subsidiaries has granted any rights, to register any of its or any of its Subsidiaries’ presently outstanding securities or any of its securities that may hereafter be issued.

4.14 Valid Offering. Assuming the accuracy of the representations and warranties of Purchasers contained in this Agreement, the offer and issuance of the Notes and the Warrants, the offer and issuance of the Note Shares upon the conversion of the Notes, and the offer issuance of the Warrant Shares upon exercise of the Warrants, will be exempt for the registration requirements of the Securities Act, and will have been registered or qualified (or exempt from registration and qualification) under the registration, permit or qualification requirement of all applicable state securities laws.

4.15 No Integrated Offering. Neither it nor any of its subsidiaries or Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made ay offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Securities pursuant to this Agreement or any Ancillary Agreement to be integrated with prior offerings by it for purposes of the Securities Act which would prevent it from issuing such Securities, or any of them, pursuant to Rule 506 under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will it or any of its Affiliates or Subsidiaries take any action or steps that would cause the offering of the Securities to be integrated with other offerings.

4.16 Stop Transfer. The Securities are restricted securities as of the date of this Agreement. Neither Company will issue any stop transfer order or other order impeding the sale and delivery of any of the Securities at such time as the Securities are registered for public sale or an exemption form registration is available, except as required by state and federal securities laws.

4.17 Dilution. It specifically acknowledges that the Parent’s obligation to issue the Note Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants is binding upon the Parent and enforceable regardless of the dilution such issuances may have on the ownership interests of other shareholders of the Parent.

4.18 Patriot Act. It certifies that, to the best of its knowledge, neither it nor any of its Subsidiaries, has been designated, nor is or shall be owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. It hereby acknowledges that Purchasers seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, it hereby represents and warrants and covenants that: (i) none of the cash or property that it or any of its Subsidiaries will pay or will contribute to Purchasers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by it or any of its Subsidiaries to Purchasers, to the extent that they are within its or any such Subsidiary’s control shall cause Purchasers to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. It shall promptly notify Purchasers if any of these representations, warranties and covenants cease to be true and accurate regarding it or any of its Subsidiaries. It shall provide Purchasers with any additional information regarding it and each Subsidiary thereof that Purchasers deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. It understands and agrees that if at any time it is discovered that any of the foregoing representations, warranties and covenants are incorrect, or if otherwise required by applicable law or regulation related to money laundering or similar activities, Purchasers may undertake appropriate action to ensure compliance with applicable law and regulation, including, but not limited to, segregation and/or redemption of Purchasers’ investment in it. It further understands that Purchasers may release confidential information about it and its Subsidiaries and, if applicable, any underlying beneficial owners, to proper authorities if Purchasers, in their sole discretion, determine that it is in their best interests in light of relevant rules and regulations under the laws set for in subsection (ii) above.

4.19 Company Name; Location of Offices. Schedule 4.19 sets forth each Company’s name as its appears in official filings in the state of its organization, the type of entity of each Company, the organizational identification number issued by each Company’s state of organization or a statement that no such number has been issued, each Company’s state of organization, and the location of each Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth on Schedule 4.19, such locations have not changed during the preceding twelve months. As of the Closing Date, during the prior five years, except as set forth on Schedule 4.19, no company has been known as or conducted business in any other name (including trade names). Each Company has only one state of organization.

4.20 Full Disclosure. Neither this Agreement or the Ancillary Agreements nor the exhibits or schedules hereto or thereto nor any other document delivered by it to Purchasers or their attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact not omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5. Negative Covenants. So long as any Obligations are owed under the Notes, without the prior written consent of the Administrative Agent, neither of the Companies shall:

5.1 Incur Indebtedness. Incur any debt for borrowed money except for indebtedness owing to Laurus Master Fund, Ltd. (“Laurus”) and St. Cloud Capital Partners, L.P. (“St. Cloud”) as such facilities may exist from time to time, including any extensions or modifications thereto;

5.2 Distributions. Make any cash payments in respect of its capital stock whether by dividends, redemption or otherwise;

5.3 Sell or Encumber Assets. Sell, transfer, mortgage, assign, pledge, lease, exchange, grant a security interest in, or encumber any such Company’s assets, except to Purchasers, Laurus, St. Cloud or otherwise in the ordinary course of business;

5.4 Change of Business. Engage in any business activities substantially different than those in which such Company is presently engaged, or cease operations, liquidate, merge, transfer, acquire, or consolidate with any other entity or dissolve;

5.5 Change Name or Location. Change its legal name or trade name or any location of it chief executive offices, corporate offices, warehouses or other locations of Collateral.

6. Conditions to Issuance and Acceptance of the Notes.

6.1 Conditions to Companies’ Obligations to Issue the Notes. The obligations of the Companies hereunder are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the Companies’ sole benefit and may be waived by the Companies at any time in its sole discretion:

(a) Each Company and Purchaser shall have executed this Agreement and all of the Ancillary Agreements as to which it is a party.

(b) The representations and warranties of Purchasers shall be true and correct in all material respects as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date). Purchasers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be performed, satisfied or complied with by Purchasers at or prior to the Closing.

(c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d) All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e) Purchasers shall execute such reasonable subordination agreements with Laurus, St. Cloud and the Goldwassers necessary to affirm that the Obligations of the Company under the Notes are and will continue to be subordinated to existing indebtedness owed to Laurus, St. Cloud and the Goldwassers.

6.2 Conditions to Purchasers’ Obligation to Accept the Notes. The obligations of Purchasers are subject to the satisfaction, on or before the Closing, unless otherwise specified, of each of the following conditions, provided that these conditions are for the sole benefit of Purchasers and may be waived by Purchasers at any time in their sole discretion:

(a) Each Company and Purchaser shall have executed this Agreement and all Ancillary Agreements as to which it is a party.

(b) The representations and warranties of the Companies shall be true and correct in all material respects as of the Closing (except for representations and warranties that speak as of a specific date). The Companies shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be performed, satisfied or complied with by the Companies at or prior to the Closing. The Purchaser may require a certificate, executed by the Chief Executive Officer of each of the Companies, dated as of the Closing, to the foregoing effect and as to such other matters as may be reasonably requested by Purchasers.

(c) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self regulatory organization having authority over the matters contemplated hereby which restricts or prohibits the consummation of any of the transactions contemplated herein.

(d) All consents, approval, authorizations and orders required to be obtained and all registrations, filings and notices required to be made with or given to any regulatory authority or person as provided herein shall have been made.

(e) The Companies and KM & Co. shall have entered into a consulting services agreement acceptable to Administrative Agent.

(f) Laurus shall have provided to the Company net proceeds of at least $1,500,000 as an over-advance under its existing credit facility, or under a new credit facility, on terms acceptable to Purchasers.

(g) The Company shall have received net proceeds of at least $200,000 from the sale of shares of Common Stock.

(h) The Company shall have executed and delivered to the Purchasers a Registration Rights Agreement substantially in the form of Exhibit C.

7. Expenses. The Companies shall jointly and severally pay all of Purchasers’ out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with (i) the preparation, execution and delivery of this Agreement and the Ancillary Agreements; (ii) any amendments hereto or thereto or consents proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matters in nay way arising out of, related to or connected with this Agreement or any Ancillary Agreement; and (iv) any attempts to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral.

8. Event of Default. Any one or more of the following events shall constitute an “Event of Default” by the Companies under this Agreement:

8.1 Payment Default. If the Companies fails to pay, within three days after the date such payment is due, any of the Obligations;

8.2 Covenant Default.

(a) If either of the Companies fails to perform any obligation (other than payment obligations) under this Agreement or any of the Ancillary Agreements within thirty days after the Companies have been given notice thereof, provided, however, that if the default cannot by its nature be cured within such thirty period or cannot after diligent attempts by the Companies be cured within such thirty day period, and such default is likely to be cured within a reasonable time, then the Companies shall have an additional reasonable period (which shall not in any case exceed an additional thirty days so that the total duration of the cure period will not exceed sixty days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default; or

(b) If there occurs any circumstance or circumstances that would reasonably be expected to have a Material Adverse Effect;

(c) If any portion of either of the Companies’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty days, or if either of the Companies is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of either of the Companies’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of either Company’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty days after notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the Companies;

(d) If either Company becomes Insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty days;

(e) If there is any Event of Default under any agreement with or obligation owed by either Company to Laurus, St. Cloud or Goldwasser; or

(f) If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Ancillary Agreement or in any exhibit hereto or thereto or any certificate delivered to Purchasers or the Administrative Agent pursuant to this Agreement or any Ancillary Agreements.

8.3 Change of Control. If there is a Change of Control to which the Purchasers do not approve.

9. Purchasers’ Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence of an Event of Default and the giving of any notice required pursuant to Section 8, the Administrative Agent may without further notice of his election and without demand, do any one or more of the following, all of which are authorized by the Companies:

(a) Declare all Obligations, whether evidenced by this Agreement or any of the Ancillary Agreements, or otherwise, immediately due and payable;

(b) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that the Administrative Agent reasonably considers advisable;

(c) Make such payments and do such acts as the Administrative Agent considers necessary or reasonable to protect its security interest in the Collateral. The Companies agree to assemble the Collateral if the Administrative Agent so requires, and to make the Collateral available to the Administrative Agent as the Administrative Agent may designate. The Companies authorize the Administrative Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Administrative Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Companies’ owned premises, the Companies hereby grant the Administrative Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Administrative Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(d) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Administrative Agent is hereby granted a license or other right to use, without charge, the Companies’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Administrative Agent’s exercise of its rights hereunder, the Companies’ rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit;

(e) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Companies’ premises) as the Administrative Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Administrative Agent deems appropriate;

(f) The Administrative Agent may credit bid and purchase at any public sale; and

(g) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by the Companies.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, the Companies hereby irrevocably appoints the Administrative Agent as the Companies’ true and lawful attorney to: (i) send requests for verification of Accounts or notify account debtors of the Administrative Agent’s security interest in the Accounts; (ii) endorse the Companies’ names on any checks or other forms of payment or security that may come into the Administrative Agent’s possession; (iii) sign Companies’ names on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (iv) dispose of any Collateral; (v) make, settle, and adjust all claims under and decisions with respect to the Companies’ policies of insurance; (vi) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which the Administrative Agent determines to be reasonable; (vii) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (viii) to transfer the Intellectual Property Collateral into the name of the Administrative Agent or a third party to the extent permitted under the UCC. The appointment of the Administrative Agent as the Companies’ attorney in fact, and each and every one of the Administrative Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed.

9.3 Accounts Collection. At any time upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may notify any Person owing funds to any of the Companies of the Administrative Agent’s security interest in such funds and verify the amount of such Account. The Companies shall collect all amounts owing to the Companies for the Administrative Agent, receive in trust all payments as the Administrative Agent’s trustee, and immediately deliver such payments to the Administrative Agent in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Purchasers’ Expenses. If the Companies fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement or any Ancillary Agreements, then the Administrative Agent may do any or all of the following after reasonable notice to the Companies: (i) make payment of the same or any part thereof; or (ii) obtain and maintain insurance policies of the type typically carried by the Companies, and take any action with respect to such policies as the Administrative Agent deems prudent. Any amounts so paid or deposited by the Administrative Agent shall be immediately due and payable, and shall bear interest at the then applicable default rate under the Notes, and shall be secured by the Collateral. Any payments made by the Administrative Agent shall not constitute an agreement by the Administrative Agent to make similar payments in the future or a waiver by the Administrative Agent or Purchasers of any Event of Default under this Agreement or any Ancillary Agreements.

9.5 Liability for Collateral. So long as the Administrative Agent is not grossly negligent and does not engage in willful misconduct, the Administrative Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by the Companies.

9.6 Remedies Cumulative. The Administrative Agent’s rights and remedies under this Agreement and any Ancillary Agreements shall be cumulative. The Administrative Agent shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by the Administrative Agent of one right or remedy shall be deemed an election, and no waiver by the Administrative Agent of any Event of Default on the Companies’ part shall be deemed a continuing waiver. No delay by the Administrative Agent shall constitute a waiver, election, or acquiescence by it. No waiver by the Administrative Agent shall be effective unless made in a written document signed on behalf of the Administrative Agent and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Each Company hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Administrative Agent on which such Company may in any way be liable.

10. Administrative Agent.

10.1 Appointment. Each Purchaser hereby irrevocably designates and appoints the Administrative Agent as its agent under this Agreement and the Ancillary Agreements, and each Purchaser irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Ancillary Agreements and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the Ancillary Agreements, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the Ancillary Agreements or otherwise exist against the Administrative Agent.

10.2 Time Spent on Administrative Agent Services. The Administrative Agent is not under any obligation to spend any specific amount of time in providing his services as Administrative Agent under this Agreement and the Ancillary Agreements.

10.3 Delegation of Duties. The Administrative Agent may execute any of his duties under this Agreement and the Ancillary Agreements by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.4 Exculpatory Provisions. The Administrative Agent shall not be (i) liable for any action lawfully taken or omitted to be taken by it or any of its agents or attorneys-in-fact under or in connection with this Agreement or any of the Ancillary Agreements (except for its or its agents’ or attorneys’-in-fact own gross negligence or willful misconduct) or (ii) responsible in any manner to any of Purchasers for any recitals, statements, representations or warranties made by the Companies or any officer thereof contained in this Agreement or any of the Ancillary Agreements or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any of the Ancillary Agreements or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Ancillary Agreements or for any failure of the Companies to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the Ancillary Agreements, or to inspect the assets and properties, including the Collateral, or books or records of the Companies.

10.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof has been delivered to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any Ancillary Agreements unless it shall first receive such advice or concurrence of SBI or it shall first be indemnified to its satisfaction by Purchasers against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Ancillary Agreements in accordance with a request of SBI, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers and all future holders of any Note.

10.6 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder unless the Administrative Agent has received notice from a Purchaser or any of the Companies referring to this Agreement, describing such Event of Default and stating that such notice is a “notice of default” or otherwise has actual knowledge of such Event of Default. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to Purchasers. The Administrative Agent shall take such action with respect to such Event of Default as shall be reasonably directed by SBI; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of Purchasers. Nothing in this Section limits the rights of the Purchasers to elect remedies otherwise available to them.

10.7 Non-Reliance on Administrative Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Companies, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Purchaser. Each Purchaser represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Companies and made its own decision to purchase its Note and enter into this Agreement and the Ancillary Agreements. Each Purchaser also represents that it will, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Ancillary Agreements, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Companies. Except for notices, reports and other documents expressly required to be furnished to Purchasers by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Companies which may come into the possession of the Administrative Agent or any of its agents or attorneys-in-fact.

10.8 Indemnification. Purchasers agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Companies and without limiting the obligation of the Companies to do so), ratably according to their respective Face Amounts, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder and the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Ancillary Agreements, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The indemnifications in this Section shall survive the payment of the Notes and all other Obligations hereunder.

10.9 Administrative Agent in Its Individual Capacity. The Administrative Agent may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent under this Agreement and the Ancillary Agreements.

10.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to Purchasers. If the Administrative Agent resigns under this Agreement and the Ancillary Agreements, then SBI shall appoint a successor agent for Purchasers, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and any of the Ancillary Agreements.

11. Legends. The Securities, when issued, shall bear the following legend, or a substantially similar legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD ,PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

12. Waiver of Jury Trial; Alternative Proceedings.

12.1 Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANIES AND PURCHASERS EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.2 Judicial Reference. If and only if the jury trial waiver set forth in Section 12.1 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

(a) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any Ancillary Agreement, other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen days after the date on which a party to this Agreement or any of the Ancillary Agreements gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning this Agreement or any of the Ancillary Agreements, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in Los Angeles County (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen days after the Claim Date, the parties shall request that the Presiding Judge of the Court (or his or her representative) promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Purchasers (acting together)) and the Companies (acting together) shall each have one peremptory challenge pursuant to CCP § 170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety days of the date of selection. The referee will have power to expand or limit the amount of discovery the parties may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP § 644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. The parties may take depositions upon seven days written notice, and shall respond to requests for production or inspection of documents within ten days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses.

(c) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

(d) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §§  1280 through 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

13. Further Assurance. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14. Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to the principles of conflict of laws. In the event of any litigation regarding the interpretation or application of this Agreement, the parties irrevocably consent to jurisdiction in any of the state or federal courts located in the City of Los Angeles, State of California and waive their rights to object to venue in any such court, regardless of the convenience or inconvenience thereof to any party. Service of process in any civil action relating to or arising out of this Agreement (including also all Exhibits or Schedules hereto) or the transaction(s) contemplated herein may be accomplished in any manner provided by law. The parties hereto agree that a final, non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

15. Notices. Any notices required or permitted to be given under the terms of this Amendment shall be sent by U.S. Mail or delivered personally or by courier or via facsimile (if via facsimile, to be followed within three business days by an original of the notice document via U.S. Mail or courier) and shall be effective five days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by facsimile, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to any Company:	Small World Kids, Inc. 5711 Buckingham Parkway Culver City, California 90230 Attention: Debra Fine Fax Number: 310-258-1194

With a copy to:	Troy & Gould 1801 Century Park East, 16th Floor Los Angeles, California 90067 Attention: David L. Ficksman Fax Number: 310-789-1490

If to Purchasers:	Hong Kong League Central Credit Union c/o SBI Advisors, LLC 610 Newport Center Drive, Suite 1205 Newport Beach, California 92660 Attention: David Wang Fax Number: 949-679-7280
Kershaw Mackie & Company 2405 South Broadway Santa Ana, California 92707 Attention: David S. Kershaw Fax Number: 949-709-1842

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis, LLP 1900 Main Street, 5th Floor Irvine, California 92614 Attention: James E. McCormick III Fax Number: 949-553-8354

If to Administrative Agent:	SBI Advisors, LLC 610 Newport Center Drive, Suite 1205 Newport Beach, California 92660 Attention: Shelly Singhal Fax Number: 949-679-7280

Each party shall provide written notice to the other party of any change in address.

16. Headings; Gender, Etc. The headings of this Agreement are for convenience of reference and shall not form a part of, or affect the interpretation of this Agreement. As used herein, the masculine shall refer to the feminine and neuter, the feminine to the masculine and neuter, and the neuter to the masculine and feminine, as the context may require. As used herein, unless the context clearly requires otherwise, the words “herein,” “hereunder” and “hereby,” shall refer to this entire Agreement and not only to the Section or paragraph in which such word appears. If any date specified herein falls upon a Saturday, Sunday or public or legal holidays, the date shall be construed to mean the next business day following such Saturday, Sunday or public or legal holiday. For purposes of this Agreement, a “business day” is any day other than a Saturday, Sunday or public or legal holiday.

17. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

18. Survival. The representations and warranties of the Companies and Purchasers contained in Sections 3 and 4 and the agreements and covenants set forth in herein and in the Ancillary Agreements- shall survive the Closing of the purchase and sale of the Notes and the Warrants.

19. Remedies. No provision of this Agreement providing for any specific remedy to a party shall be construed to limit such party to the specific remedy described, and any other remedy that would otherwise be available to such party at law or in equity shall be so available. Nothing in this Agreement shall limit any rights a party may have with any applicable federal or state securities laws with respect to the transactions contemplated hereby.

20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Companies nor Purchasers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent shall not be unreasonably withheld), and in any event any assignee of Purchasers shall be an “accredited investor” (as defined in Regulation D), in the written opinion of counsel who is reasonably satisfactory to the Parent, and such assignment shall be in form, substance and scope reasonably satisfactory to the Parent. Notwithstanding anything herein to the contrary, Purchasers may pledge their Notes as collateral for a bona fide loan with a third party lender, and such pledge shall not be considered an assignment in violation of this Agreement so long as it is made in compliance with all applicable law.

21. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

22. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and signature pages from such counterparts have been delivered.

23. Entire Agreement; Amendments. This Agreement, the Ancillary Agreements, and any exhibits hereto or thereto and any certificates required to be delivered by this Agreement or the Ancillary Agreements, contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Companies nor Purchasers or the Administrative Agent makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement or the Ancillary Agreements may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

IN WITNESS WHEREOF, the Companies, Purchasers and the Administrative Agent have caused this Agreement to be duly executed as of the date first written above.

THE COMPANIES:

SMALL WORLD KIDS, INC.

By:
Name: Debra Fine Title: Chief Executive Officer

SMALL WORLD TOYS

By:
Name: Debra Fine Title: Chief Executive Officer

PURCHASERS:

HONG KONG LEAGUE CENTRAL CREDIT UNION

By:
Name: Title:

KERSHAW MACKIE & COMPANY

By:
Name: Title:

ADMINISTRATIVE AGENT:

SBI ADVISORS, LLC

By:
Name: Title:

ANNEX A

DEFINITIONS

“Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“Administrative Agent” has the meaning given such term in the Preamble.

“Affiliate” means, with respect to any Person, (a) any other Person (other than one of the Subsidiaries) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power (direct or indirect) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning given such term in the Preamble.

“Ancillary Agreements” means, the Notes, the Warrants, the Registration Rights Agreement, the Subordination Agreements, and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company, any of its Subsidiaries or any other Person or delivered to either Purchaser, relating to this Agreement or to the transaction contemplated by this Agreement or otherwise relating to the relationship between or among any Company and the Purchasers, as the same may be amended, supplemented, rested or otherwise modified from time to time.

“Assets” has the meaning given such term in Section 4.13.

“Balance Sheet Date” has the meaning given such term in Section 4.5(b).

“Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

“CCP” has the meaning given such term in Section 12.2(a).

“Change of Control” means a change in ownership or control of the Corporation effected through any of the following transactions: (i) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Parent’s outstanding securities become beneficially owned, directly or indirectly, by a person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Parent; (ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of either or both of the Companies’ assets to any person or related group of persons (other than a person or related group of persons that, immediately prior to such transaction, directly or indirectly controlled, was controlled by, or was under common control with, the Parent); or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than either Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Parent), of beneficial ownership (within the meaning of Rule 13-d3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Parent’s outstanding securities from a person or persons other than the Parent.

ANNEX A

“Charter” has the meaning given such term in Section 4.2(e).

“Claim” has the meaning given such term in Section 12.2(a).

“Claim Date” has the meaning given such terms defined in Section 12.2(a).

“Closing” has the meaning given such terms defined in Section 1.3.

“Closing Date” has the meaning given such terms defined in Section 1.3.

“Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests including all of the following property in which it now has or at any time in the future may acquire any right, title or interest: (a) all Inventory; (b) all Equipment; (c) all Fixtures; (d) all Goods; (e) all General Intangibles; (f) all Accounts; (g) all Deposit Accounts, other bank accounts and all funds on deposit therein; (h) all Investment Property; (i) all Stock; (j) all Chattel Paper; (k) all Letter-of-Credit Rights; (l) all Instruments; (m) all commercial tort claims; (n) all Books and Records; (o) all Intellectual Property (including, without limitation, all Patents and Trademarks); (p) all Supporting Obligations, including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property; (q) (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Purchasers for the account of any Company (whether for safekeeping, custody, pledge, transmission or otherwise); and ® all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment (i) including insurance claims against third parties for loss of, damage to, or destruction or, the foregoing Collateral and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable thereunder, or unearned premiums with respect to policies of insurance in whatever form.

“Common Stock” means the shares of stock representing the Parent’s common equity interests.

“Company” and “Companies” have the meanings given such terms in the Preamble.

“Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, Fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an inters, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

DEFINITIONS

“Event of Default” means the occurrence of any of the events set forth in Section 8.

“Exchange Act” has the meaning given such term in Section 4.10.

“Exchange Act Filings” means the Parent’s filings under the Exchange Act made prior to the date of this Agreement.

“Face Amount” has the meaning given such term in Recital C.

“Fixtures” means all fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

“GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

“General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance polices (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

“Goldwasser” means Eddy Goldwasser and Gail S. Goldwasser, Trustee of the Gail S. Goldwasser and Mark Chatinsky Family Trust.

“Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

“HKLCCU” has the meaning given such term in the Preamble.

“HKLCCU Face Amount” has the meaning given such term in Recital A.

DEFINITIONS

“HKLCCU Investment Amount” has the meaning given such term in Recital A.

“HKLCCU Note” has the meaning given such term in Recital A.

“Instruments” means all “instruments”, a such term is defined in the UCC, now or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all patents, trademarks, service marks, trade names, copyrights, trade secrets, Licenses, information and other proprietary rights and processes.

“Inventory” means all “inventory” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or at to be finished under a contract of service or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment Amount” has the meaning given such term in Recital C.

KM & Co. has the meaning given such term in the Preamble.

“KM & Co. Face Amount” has the meaning given such term in Recital B.

“KM & Co. Investment Amount” has the meaning given such term in Recital B.

“KM & Co. Note” has the meaning given such term in Recital B.

“Laurus” has the meaning given such term in Section 5.1.

“License” means any rights under any written agreement now or hereafter acquired by any Person to sue any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

“Liens” means any mortgage, deed of trust, pledge, security interest, assignment, charge or encumbrance, lien, or other type of preferential arrangement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), properties, operations or prospects of any Company or any of its Subsidiaries (taken individually or as a whole), (b) any Company’s or any of its Subsidiary’s inability to pay or perform Obligations in accordance with there terms of the Agreement or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien, or (d) the practical realization of the benefits of Purchasers’ rights and remedies under this Agreement and the Ancillary Agreements.

DEFINITIONS

“Notes” has the meaning given such term in Recital C.

“Note Shares” has the meaning given such term in Section 1.1.

“Obligations” means all loans, liabilities, obligations, covenants and duties owning by each Company and each of its Subsidiaries to the Purchasers of every kind and description (whether or nor evidenced by the Notes or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortuous, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company and/or each of its Subsidiaries to other which Purchasers have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in the Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding), charges or other payments each Company and each of its Subsidiaries is required to make by law or otherwise arising under or as a result of this Agreement, the Ancillary Agreements or otherwise, together with all reasonable expenses and reasonable attorneys’ fees chargeable to the Companies” or any of their Subsidiaries’ accounts or incurred by the Purchasers in connection therewith.

“Patents” means all registered and pending applications and those patents which are hereafter adopted or acquired by a Company or any of its Subsidiaries, and all right, title and interest therein and thereto, and all registrations.

“Parent” has the meaning given such term in the Preamble.

“Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefic corporation, entity or government (whether federal, state, county, city, municipal or other wide, including any instrumentality, division, agency, body or department thereof) and shall include such Person’s successors and assigns.

“Purchaser” and “Purchasers” have the meanings given such terms in the Preamble.

“SEC” has the meaning given such term in Section 4.9.

“SEC Reports” has the meaning given such term in Section 4.10.

“Securities” has the meaning given such term in Section 3.1.

“Securities Act” has the meaning given such term in Section 3.1.

“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by an Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“St. Cloud” has the meaning given such term in Section 5.1.

DEFINITIONS

“Subsidiary” has the meaning given such term in the Preamble and also includes, with respect to any Person, (i) any other Person whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors or other governing body of such other Person, are owned, directly or indirectly, by such Person or (ii) any other Person in which such Person owns, directly or indirectly, more than 50% of the equity interests at such time.

“Subsidiaries” is the plural of Subsidiary.

“Trademarks” mean the registered trademarks and pending applications of a Company or any of its Subsidiaries (whether on an intent to use basis or otherwise) and those trademarks which are hereafter adopted or acquired by a Company or any of its Subsidiaries, and all right, title and interest therein and thereto, and all registrations, applications, and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any foreign country, all whether now owned or hereafter acquired by a Company or its Subsidiaries.

“UCC” means the Uniform Commercial Code as the same may, from time to time be in effect in the State of California; provided, that in the event that, buy reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Purchasers Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related o such provisions; provided, further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Divisions 9 shall govern.

“Warrant” and “Warrants” have the meanings given such terms in Section 1.2.

“Warrant Shares” has the meaning given such term in Section 3.1.

Any accounting terms used in this Agreement that are not specifically defined shall have the meanings customarily given to them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied. All other terms used in this Agreement and defined in the UCC shall have the meaning given therein unless otherwise defined herein.

DEFINITIONS

SCHEDULE 4.2

Capitalization Table and Beneficial Ownership

	Shares		Fully Diluted
	Outstanding	%	Shares	%
Russell and Debra Fine, as trustees of FFT	1,721,543	31.8%	3,243,850	15.8%
SWT Investments, LLC / Shelly Singal	1,641,160	30.3%	5,557,105	27.0%
Phoenix Capital Opportunity, LLC	70,000	1.3%	70,000	0.3%
David Marshall, Inc.	1,146,718	21.2%	1,167,280	5.7%
Sid Marshall Enterprises	206,500	3.8%	391,818	1.9%
Sid Marshall as trustee of Memorial Gift Trust			869,081	4.2%
David L. Ficksman and Maxine B. Ficksman, as trustees of the Ficksman Family Trust	37,726	0.7%	37,726	0.2%
Michael Rubin	65,000	1.2%	65,000	0.3%
Other Holders	97,700	1.8%	97,700	0.5%
St. Cloud	81,250	1.5%	802,500	3.9%
Strome			134,400	0.7%
John Nelson			101,818	0.5%
Bob Rankin			52,000	0.3%
Alex Gerstenzang			44,000	0.2%
David Swartz			44,000	0.2%
Gary Adelson			44,000	0.2%
Lane Nemeth			44,000	0.2%
John Matise			35,818	0.2%
All other employees			146,000	0.7%
Consultants	16,000	0.3%	66,000	0.3%
$5M Note/ Preferred - Other	210,463	3.9%	595,080	2.9%
$.5 Bridge Note	2,438	0.0%	117,387	0.6%
Imagiix Purchase	50,000	0.9%	50,000	0.2%
Bushido Capital Partners LTD			1,758,242	8.5%
Gamma Opportunity Partners LP	—		1,530,969	7.4%
Cambria Funds - warrants			196,591	1.0%
Laurus Funds			1,036,000	4.9%
C.E.Unterberg Towbin			554,545	2.7%
Frontera Group, LLC	64,077	1.2%	661,743	3.2%
Trinad Capital			454,545	2.2%
Other New Equity Investors			622,727	3.0%
Total Shares	5,410,575	100.0%	20,591,926	100.0%

SCHEDULE 4.2

136,364 shares of Class A-1 Preferred Stock have been allocated to Frontera Group, LLC but payment has not been received by the Parent. Payment is expected in or about November 2006.

Vintage Filings has paid the Parent $50,000 but has not yet received its shares of Class A-1 Preferred Stock.

SCHEDULE 4.2

SCHEDULE 4.5

List of Agreements

Laurus has given the Companies an over-advance of $750,000 and has committed to over-advance an additional $750,000 subject to: (1) conclusion of the loan transactions contemplated by this Agreement; and (2) receipt by the Companies of net proceeds of at least $200,000 from the sale of shares of Common Stock.

SCHEDULE 4.5

SCHEDULE 4.6

Pledged Assets

•	Credit Facility between Small World Toys, as Borrower and Laurus Master Fund, Ltd. as Lender is secured by all of the assets of Small World Kids, Inc. and its Subsidiaries.

•	Note Purchase Agreement, as amended, with St. Cloud Capital Partners, L.P. as Purchaser is secured by all of the assets of Small World Toys.

•	1,667 shares of Small World Toys have been pledged to Eddy Goldwasser to secure one promissory note dated May 20, 2004 to Mr. Goldwasser.

•
Purchase Order Revolving Credit Line from Horizon Financial Services Group USA that is collaterialized by a security interest, junior in position to that of senior lender, Laurus Master Fund, Ltd., to the assets related to the PO Credit Line transactions.

SCHEDULE 4.6

SCHEDULE 4.7

Intellectual Property

The Companies have received notice that the collapsible soccer net it had been selling may infringe the patent rights of a third-party. The Companies intend to discontinue the sale of this item.

SCHEDULE 4.7

SCHEDULE 4.10

SEC Reports Exceptions

None.

SCHEDULE 4.10

SCHEDULE 4.11

Litigation

•	The Company’s former controller has filed a complaint with the US Department of Labor alleging violation of Section 806 of the Sarbanes-Oxley Act protecting whistle-blowers.

•	See also disclosure on Schedule 4.7.

SCHEDULE 4.11

SCHEDULE 4.13

Outstanding List Of Registration Rights

•	The Company filed a Registration Statement on Form S-1 on June 15, 2006 with the SEC complying with all registration rights obligations through the date of filing.

•	Subsequent to June 15, 2006, the Company sold $50,000 of Class A-1 Preferred Stock that has piggy-back registration rights.

SCHEDULE 4.13

SCHEDULE 4.19

List of Names and Locations

Small World Kinds, Inc., a Nevada corporation, EIN 86-0678911

Corporate location: 5711 Buckingham Parkway, Culver City, CA 90230

Small World Toys, a California corporation

Office headquarters: 5711 Buckingham Parkway, Culver City, CA 90230

Warehouse location: 24640 S. Main Street, Carson, CA 90745

Third party warehouse (Target) location: 13204 Philadelphia Avenue, Fontana, CA 92337

Fine Ventures, LLC, a Delaware LLC—no locations nor operating assets

Fashion Angels Enterprises, Inc., a Wisconsin corporation—no locations nor operating assets

SCHEDULE 4.19

NOTE PURCHASE AGREEMENT

by and among

SMALL WORLD KIDS, INC.,

SMALL WORLD TOYS

HONG KONG LEAGUE CENTRAL CREDIT UNION

KERSHAW MACKIE & CO.

AND

SBI ADVISORS, LLC

Dated:

As of September 29, 006

4.15	No Integrated Offering	8

(i)

(ii)

(iii)